EXHIBIT 99.1



FOR IMMEDIATE RELEASE                              PRESS RELEASE
Sept. 27, 2005                                     Contact: Tim Clemenson
                                                   Rubenstein Investor Relations
                                                   212-843-9337

                                  PRESS RELEASE
                  CHINA DIRECT TRADING CORP. HIRES CHINA POINT
                           PERSON FOR GENERATOR ORDERS

Davie, FL.- China Direct Trading Corporation's (OTC.BB: CHDT) wholly owned subsidiary, China Pathfinder Fund, LLC. (CPF) has hired former board member and Chinese national Cora Wong to handle all generator operations in China. Cora has extensive background in electrical power generation and is currently living in Beijing. Her responsibilities will include translating, aiding in speeding up the UL process, managing orders with the factories, quality control, and customer service for buyers traveling to China.

CPF has sourced and organized the most prominent generator manufacturers in China to manufacture, for the first time, UL approved large natural gas generators. These generators are customary in China where rolling brown outs are common occurrences during peak use months, but they have not been an export item in the past. In order to import these generators into the US the generators must be EPA approved and UL listed. Due to this new export demand the Chinese factories have agreed to go through the UL process for CHDT and its customers.

" We are pleased to be working closely with Cora as she has always been efficient and has the contacts in China we needed for this project. Cora has been instrumental in sourcing and negotiating with the highest quality generator manufacturers in China and her skills are an asset to our team in China", said Howard Ullman, CEO of CHDT. For information on these new products, please go to www.chinadirecttradingco.com CHDT is a global trading holding company with subsidiaries involved in trade in various industries in China. CPF is one wholly owned subsidiary engaged in trade of items other than souvenirs and novelties. The company has the ability to source any products in China and welcomes OEM projects of any kind.


FORWARD-LOOKING STATEMENTS: This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond the company's and its subsidiaries' control. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. China Direct and its subsidiaries disclaim any obligation to update information in this press release.

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